Exhibit 99.1

April 15, 2003

Contacts

Financial/Investors

Frank Pekny (City National) 310-888-6700

Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media

Cary Walker (City National) 213-833-4715

City National Corporation Reports Net Income of
$43.7 Million and EPS of $0.87 for the First Quarter of 2003

Total Assets Reach $12 Billion for the First Time

LOS ANGELES — City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported net income of $43.7 million, or $0.87 per share, for the first quarter of 2003 compared with net income of  $44.2 million, or $0.87 per share for the first quarter of 2002 on fewer common shares outstanding this year.

FIRST-QUARTER HIGHLIGHTS

•                  Average deposits were up 18 percent from a year ago and 1 percent from the prior quarter.

•                  Average loan growth, which was up 7 percent from a year ago, was essentially level compared with the prior quarter due to ongoing economic uncertainties heightened by current world-wide events.

•                  Net interest income was up 5 percent from the first quarter of 2002.

•                  Noninterest income continued to increase, up 8 percent from a year ago and 4 percent from last quarter.

•                  The company strengthened its allowance for credit loss as nonaccrual loans increased.

•                  Exposure to purchased syndicated media and telecommunication outstanding loan balances declined 30 percent from December 31, 2002 to $49.9 million at March 31, 2003.

City National Corporation Reports Net Income of  $43.7 Million for the First Quarter of 2003

	First Quarter		%	Fourth Quarter
$ in millions, except per share	2003	2002	Change	2002
Earnings Per Share	$0.87	$0.87	—	$0.87
Net Income	43.7	44.2	(1)	44.4
Return on Assets	1.54%	1.73%	(11)	1.56%
Return on Equity	15.84	18.97	(16)	15.90

Return on average assets declined due to an increase in assets.  The lower return on average shareholder’s equity was due primarily to a higher level of shareholders’ equity from retained net income and from the exercise of stock options, net of treasury share repurchases.

“Loans, deposits, and noninterest income all grew over the first quarter of last year as the bank reached $12.0 billion in assets for the first time,” said Chief Executive Officer Russell Goldsmith.  “In light of economic, market and geopolitical uncertainty in the quarter and our continuing commitment to credit quality, average loans remained near our record level of $8.0 billion set last quarter, and we again strengthened our allowance for credit losses, raising the ratio to 2.16 percent of our total loan portfolio.

“Two recent developments underscore our long-term commitment to prudently invest in our capabilities: the April 1, 2003 acquisition of Convergent Capital Management, which increased  assets under management or administration to approximately $26 billion, and our sale of $225 million in 10-year senior debt, which was very well received in the marketplace.  As California’s Premier Private and Business Bank, City National remains well positioned to deliver solid results over the long term, with our compelling business model and resources, our strong client base and banking professionals, and the many opportunities in our markets.”

ASSETS

Average assets reached $11.5 billion for the first quarter of 2003, an increase of 11 percent over the $10.3 billion in average assets for the first quarter of 2002 and 1 percent over the            $11.3 billion in average assets for the fourth quarter of 2002.  Total assets at March 31, 2003 increased 7 percent to a record $12.0 billion from $11.2 billion at March 31, 2002.

REVENUES

Revenues (net interest income plus noninterest income) increased 6 percent to $167.2 million in the first quarter of 2003 from $157.6 million in the first quarter of 2002, due in part to the acquisition of Civic BanCorp (“Civic”) in February 2002.   However, they decreased 1 percent from the fourth quarter of 2002, reflecting, in part, the fewer days in the first quarter.

NET INTEREST INCOME

Net interest income reached $131.9 million on a fully taxable-equivalent basis, up 5 percent from $125.4 million in the first quarter of 2002.  Average deposits continued to increase over the prior-year quarter as well as from the prior quarter.  Loans grew over the same period last year. However, they were essentially level compared with the prior quarter due to continuing economic uncertainties heightened by current world-wide events.  As a result, the net interest margin narrowed as excess funding, including prepayments of higher yielding fixed-rate assets, was invested in lower yielding available-for-sale short-term securities.

	First Quarter		%	Fourth Quarter
$ in millions	2003	2002	Change	2002
Average Loans	$7,964.3	$7,465.4	7	$7,970.9
Average Securities Available- For-Sale	2,441.8	1,924.5	27	2,117.9
Average deposits	9,373.8	7,933.5	18	9,284.3
Fully Taxable-Equivalent Net Interest Income	131.9	125.4	5	135.2
Net interest Margin	5.07%	5.34%	(5)	5.17%

Compared with the prior-year first-quarter averages, commercial loans rose 4 percent, residential first mortgage loans rose 8 percent, real estate mortgage loans rose 11 percent, and real estate construction loans rose 9 percent, reflecting in part the impact of the purchase of Civic.  Compared to the prior quarter, average residential first mortgage loans and construction loans increased while commercial loans decreased, partly due to a reduction in purchased syndicated media and telecommunication loan balances.

Average securities available-for-sale continued to increase as the demand for loans slowed.  As of March 31, 2003 unrealized gains on securities available-for-sale were $53.5 million.

During the first quarter of 2003, average core deposits — which include all deposits except time deposits of $100,000 or more — rose to $8.3 billion, an increase of 26 percent over the $6.6 billion reported for the first quarter of 2002. They rose 2 percent over the fourth quarter of 2002.  Average core deposits represented 89 percent of the total average deposit base for the first quarter of 2003, compared with 83 percent for the first quarter of 2002 and 88 percent for the fourth quarter of 2002.  New clients and higher client balances maintained as deposits to pay for services contributed to the continued growth of deposits.

As part of the company’s long-standing asset liability management strategy, its “plain vanilla” interest rate swaps hedging loans, deposits and borrowings with a notional value of $1.0 billion added $7.5 million to net interest income in the first quarter of 2003, compared with $7.9 million in the first quarter of 2002 and $7.6 million for the fourth quarter of 2002.  These amounts included $4.5 million, $3.2  million and $3.8 million, respectively, for interest swaps qualifying as fair-value hedges.  Income from swaps qualifying as cash-flow hedges was $3.0 million for the first quarter of 2003, compared with $4.7 million for the first quarter of 2002 and $3.8 million for the fourth quarter of 2002.  Income from existing swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $7.6 million.

Interest income recovered on nonaccrual and charged-off loans included above was $0.6 million for the first quarter of 2003, compared with $0.4 million for the first quarter of 2002 and $0.9 million for the fourth quarter of 2002, respectively.

The Bank’s prime rate was 4.25 percent as of March 31, 2003, compared with 4.75 percent a year earlier.

NONINTEREST INCOME

The company continues to emphasize growth in noninterest income — which increased 8 percent to $39.0 million for the first quarter of 2003, compared with $35.9 million for the first quarter of 2002.  Noninterest income increased 4 percent over the fourth quarter of 2002.

Noninterest income for the first quarter of 2003 was 23 percent of total revenues, compared with 23 percent for the first quarter of 2002 and 22 percent for the fourth quarter of 2002.

Trust and Investment Fee Revenue

	First Quarter		%	Fourth Quarter
$ in millions	2003	2002	Change	2002
Assets Under Administration	$19,840.8	$18,786.8	6	$19,513.3
Assets Under Management *	6,978.0	7,265.2	(4)	7,407.0
Trust and Investment Fee Revenue	15.5	14.3	8	16.0

* Included above

The reduction in assets under management is primarily attributable to the fact that clients are maintaining lower balances in money-market accounts due to their low interest rates. New business in all other categories, aided by strong relative investment performance, offset the decline in assets caused by lower market values.  The year-over-prior-year revenue increase was driven by higher balances under administration while the decrease from the prior quarter is the result of fewer days — and therefore lower transaction volume — in the first quarter.

Other Noninterest Income

Cash management and deposit transaction fees for the first quarter of 2003 increased 5 percent over both the first quarter and the fourth quarter of 2002. Strong growth in deposits, higher sales of cash management products and the impact on fees of a reduction in the earnings credit on analyzed deposit accounts contributed to this growth.

International services fees were up 14 percent over the prior-year quarter but down 14 percent from the fourth quarter of 2002.  Higher foreign exchange and standby letter of credit revenue fueled the year-over-year revenue growth.  Revenue fell from the fourth quarter of 2002, however, as imports and exports declined amid security concerns, higher fuel costs and business uncertainty world-wide.

Other income includes $1.2 million of fees received from the sale of certain merchant credit card business.

Gains on the sale of loans and other assets and gains on the sale of securities for the first quarter of 2003 amounted to $1.3 million compared with $2.4 million for the first quarter of 2002 and  $0.1 million for the fourth quarter 2002.

NONINTEREST EXPENSE

Noninterest expense was $85.9 million in the first quarter of 2003, up 9 percent from $78.8 million for the first quarter of 2002 but down 3 percent from $88.5 million for the fourth quarter of 2002. Expenses grew over the same period last year primarily because of the company’s continued growth, including the addition of Civic and costs associated with additional colleagues primarily in Northern California and New York.  Fourth-quarter expenses included certain collection activity costs, start-up costs of the New York office, and costs to upgrade facilities and technology systems, which did not recur in the current quarter.

The company’s efficiency ratio for the first quarter of 2003 was 50.28 percent, compared with 48.89 percent for the first quarter of 2002 and 51.28 percent for the fourth quarter of 2002.

INCOME TAXES

The first-quarter 2003 effective tax rate was 31.6 percent, compared with 30.1 percent for all of 2002.  The higher effective tax rate over the prior year reflects the absence of certain tax benefits recorded in 2002.

CREDIT QUALITY

During the first quarter of 2003, City National’s loan portfolio continued to experience the effects of the economy. Net charge-offs came to $12.5 million, up from $7.0 million in the first quarter of 2002, and included $5.3 million relating to the company’s purchased syndicated media and telecommunication portfolio.

The company’s March 31, 2003 purchased syndicated media and telecommunication loan portfolio contained 16 loans with commitment and outstanding balances of $78.8 million and $49.9 million, respectively.  At just over one-half of 1 percent of the loan portfolio, these balances were down significantly from the comparable balances of $108.1 million and $71.3 million, respectively, as of December 31, 2002.  In addition, two performing media and telecommunication available-for-sale loans with commitment and outstanding balances of    $13.8 million and $10.4 million, respectively, as of March 31, 2003 are included in other assets.  The sale of one of these loans closed in April at its carrying value and the sale of the other loan is expected to close in the second quarter at its carrying value.

	First Quarter		%	Fourth Quarter
$ in millions	2003	2002	Change	2002
Provision For Credit Losses	$17.5	$11.0	59	$17.5
Net Loan Charge-Offs	12.5	7.0	79	12.2
Annualized Percentage of Net Charge-Offs to Average Loans	0.64%	0.38%	68	0.61%
Nonperforming Assets	$99.9	$50.6	97	$72.0
Percentage of Nonaccrual Loans and ORE to Total Loans and ORE	1.28%	0.65%	97	0.90%
Allowance for Credit Losses	$169.5	$155.7	9	$164.5
Percentage of Allowance for Credit Losses to Outstanding Loans	2.16%	2.01%	7	2.06%
Percentage of Allowance for Credit Losses to Nonaccrual Loans	169.93	310.47	(45)	230.53

Nonperforming assets reached $99.9 million at March 31, 2003, up from $50.6 million at the end of the first quarter of 2002.  Most of the $27.9 million increase in nonperforming asset balances for the quarter came from 5 nonaccrual commercial loans.  Approximately one-third of March 31, 2003 nonperforming assets related to purchased syndicated loans, including purchased syndicated media and telecommunication loans.  One-third related to loans to Northern California clients, and the remaining one-third related to other borrowers.   There were 4 purchased syndicated media and telecommunication loans totaling $11.3 million on nonaccrual status at March 31, 2003, compared with 5 loans totaling $15.9 million at December 31, 2002.

The higher provision for credit losses over the first quarter of 2002, which matched the provision for the fourth quarter of 2002, primarily reflects increasing nonaccrual loan levels, charge-offs, management’s ongoing assessment of the credit quality of the portfolio and the first-quarter economic environment, most notably including the continuing weakness in Northern California and some of the loans in the company’s aircraft lessor portfolio.  All aircraft lessor loans are current and none are on nonaccrual as of March 31, 2003.  The company increased its allowance for credit losses to  $169.5 million, or 2.16 percent of outstanding loans.   Management believes the allowance for credit losses is adequate to cover risks in the portfolio at March 31, 2003.

OUTLOOK

Management has updated its guidance based on the current uncertain economic and geopolitical conditions as of April 15, 2003.   In addition, the April 1, 2003 acquisition of Convergent Capital Management impacts the current guidance for noninterest income and noninterest expense.  Given the above, management now currently expects net income per diluted common share for 2003 to be approximately 5 to 8 percent higher than net income per diluted common share for 2002 based on the business indicators below:

•                  Average loan growth 2 to 5 percent

•                  Average deposit growth 6 to 9 percent

•                  Net interest margin 5.00 to 5.10 percent

•                  Provision for credit losses $65 million to $75 million

•                  Noninterest income growth 18 to 21 percent

•                  Noninterest expense growth 9 to 12 percent

•                  Effective tax rate 31 to 33 percent

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2003 were 14.46 percent and 10.30 percent, compared with the minimum “well-capitalized” capital ratios of 10 percent and 6 percent, respectively.  The company’s Tier 1 leverage ratio at March 31, 2003 of 7.65 percent exceeded the regulatory minimum of 4 percent required for a “well-capitalized” institution.  Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at December 31, 2002 were 14.26 percent, 9.87 percent and 7.55 percent, respectively.

STOCK REPURCHASE

On January 22, 2003, the Board of Directors authorized a 1 million-share stock buyback program.  During the first quarter of 2003, 212,800 shares were repurchased under this program at an average price of $44.59 per share.  The company repurchased an additional 292,500 under its prior stock buyback program bringing the total number of shares repurchased in the quarter to 505,300 shares.  The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 1,694,129 treasury shares at March 31, 2003.

NOTE:  City National Corporation will host a conference call this afternoon to discuss results for the first quarter of 2003.  The call will begin at 2:00 p.m. PDT.  Analysts and investors may dial in and participate in the question/answer session.  To access the call, please dial (877) 313-6466.  A listen-only live broadcast of the call also will be available on the investor relations page of the company’s website at www.cnb.com.  There, it will be archived and available for two weeks.

ABOUT CITY NATIONAL

City National Corporation (NYSE: CYN) is a financial services company with $12.0 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California.  As California’s Premier Private and Business BankSM, City National provides banking, investment and trust services through 54 offices and 12 full-service regional centers in Southern California and the San Francisco Bay Area including an office in New York City.  The company has more than $19 billion in investment and trust assets under management or administration at March 31, 2003.

For more information about City National, visit the company’s Web site at cnb.com http://www.cnb.com/.

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook.  These forward-looking statements are subject to risks and uncertainties.  A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  These factors include  (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) higher-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (8) unknown economic impacts caused by the State of  California’s budget shortfall, and (9) economic uncertainty created by worldwide geopolitical unrest, hostilities and military action, terrorist attacks and related events.  Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability.  Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels.  Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Annual Report on Form 10-K for the year-ended December 31, 2002, and particularly the section of Management’s Discussion and Analysis therein titled “Cautionary Statement for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995.”

Earnings Release

April 15, 2003

CITY NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)  (Dollars in thousands, except per share amount)

	March,
	2003	2002	% Change
Assets
Cash and due from banks	$448,152	$426,846	5
Federal funds sold	615,000	484,000	27
Securities	2,608,072	2,064,949	26
Loans (net of allowance for credit losses of $169,480 and $155,657)	7,663,343	7,596,367	1
Other assets	677,905	645,187	5
Total assets	$12,012,472	$11,217,349	7

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$4,625,439	$3,690,225	25
Interest-bearing deposits	5,238,407	4,966,999	5
Total deposits	9,863,846	8,657,224	14
Federal funds purchased and securities sold under repurchase agreements	156,002	179,140	(13)
Other short-term borrowed funds	140,125	793,625	(82)
Subordinated debt	302,573	267,449	13
Other long-term debt	274,001	194,389	41
Other liabilities	154,236	126,519	22
Total liabilities	10,890,783	10,218,346	7
Shareholders’ equity	1,121,689	999,003	12
Total liabilities and shareholders’ equity	$12,012,472	$11,217,349	7

Book value per share	$23.09	$20.11	15

Number of shares at period end	48,588,514	49,681,899	(2)

CONSOLIDATED STATEMENT OF INCOME (unaudited)  (Dollars in thousands, except per share amount)

	For the three months ended March,
	2003	2002	% Change
Interest income	$145,676	$148,358	(2)
Interest expense	(17,459)	(26,663)	(35)
Net interest income	128,217	121,695	5
Provision for credit losses	(17,500)	(11,000)	59
Net interest income after provision for credit losses	110,717	110,695	—
Noninterest income	38,976	35,943	8
Noninterest expense	(85,887)	(78,773)	9
Income before taxes	63,806	67,865	(6)
Income taxes	(20,151)	(23,629)	(15)
Net income	$43,655	$44,236	(1)
Net income per share, basic	$0.89	$0.91	(2)
Net income per share, diluted	$0.87	$0.87	—
Dividends paid per share	$0.21	$0.20	5

Shares used to compute per share net income, basic	48,778,986	48,690,024

Shares used to compute per share net income, diluted	50,124,079	50,803,046

CITY NATIONAL CORPORATION

SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)

Period end	March,
	2003	2002	% Change
Loans
Commercial	$3,401,610	$3,548,545	(4)
Residential first mortgage	1,762,629	1,679,969	5
Real estate mortgage	1,920,209	1,840,060	4
Real estate construction	676,618	606,768	12
Installment	71,757	76,682	(6)
Total loans	$7,832,823	$7,752,024	1

Deposits
Noninterest-bearing	$4,625,439	$3,690,225	25
Interest-bearing, core	4,182,320	3,628,298	15
Total core deposits	8,807,759	7,318,523	20
Time deposits - $100,000 and over	1,056,087	1,338,701	(21)
Total deposits	$9,863,846	$8,657,224	14

Credit Quality
Nonaccrual loans and ORE
Nonaccrual loans	$99,738	$50,136	99
ORE	210	505	(58)
Total nonaccrual loans and ORE	$99,948	$50,641	97

Total nonaccrual loans and ORE to total loans and ORE	1.28	0.65	97

Loans past due 90 days or more on accrual status	$1,871	$2,631	(29)

Allowance for Credit Losses	For the three months ended March,
	2003	2002	% Change
Beginning balance	$164,502	$142,862	15
Additions from acquisition	—	8,787	—
Provision for credit losses	17,500	11,000	59
Charge-offs	(14,882)	(9,296)	60
Recoveries	2,360	2,304	2
Net charge-offs	(12,522)	(6,992)	79
Ending Balance	$169,480	$155,657	9

Total net charge-offs to average loans (annualized)	(0.64)	(0.38)	68

Allowance for credit losses to total loans	2.16	2.01	7
Allowance for credit losses to nonaccrual loans	169.93	310.47	(45)

CITY NATIONAL CORPORATION

SELECTED FINANCIAL INFORMATION (unaudited)  (Dollars in thousands)

	For the three months ended March,
	2003	2002	% Change
Average Balances
Loans
Commercial	$3,560,411	$3,432,475	4
Residential first mortgage	1,756,838	1,633,024	8
Real estate mortgage	1,908,554	1,717,838	11
Real estate construction	663,956	610,878	9
Installment	74,579	71,215	5
Total loans	$7,964,338	$7,465,430	7

Securities	$2,441,796	$1,924,543	27
Interest-earning assets	10,539,123	9,519,670	11
Assets	11,480,626	10,344,129	11
Core deposits	8,326,485	6,600,710	26
Deposits	9,373,839	7,933,481	18
Shareholders’ equity	1,117,573	945,778	18

Noninterest income
Trust and investment fee revenue	$15,480	$14,274	8
Cash management and deposit transaction fees	10,917	10,369	5
International services	4,328	3,791	14
Bank owned life insurance	714	673	6
Other	6,205	4,469	39
Subtotal - core	37,644	33,576	12
Gain on sale of loans and assets	102	1,679	(94)
Gain on sale of securities	1,230	688	79
Total	$38,976	$35,943	8

Total revenue	$167,193	$157,638	6

Noninterest expense
Salaries and employee benefits	$51,805	$47,470	9
All Other
Net occupancy of premises	6,969	6,180	13
Professional	6,436	5,229	23
Information services	4,253	4,360	(2)
Depreciation	3,119	3,392	(8)
Marketing and advertising	3,112	2,788	12
Office services	2,570	2,098	22
Amortization of core deposit intangibles	1,976	1,515	30
Equipment	666	482	38
Acquisition integration	164	1,300	(87)
Other operating	4,817	3,959	22
Total all other	34,082	31,303	9
Total	$85,887	$78,773	9

Selected Ratios
For the Period
Return on average assets	1.54%	1.73%	(11)
Return on average shareholders’ equity	15.84	18.97	(16)
Net interest margin	5.07	5.34	(5)
Efficiency ratio (1)	50.28	48.89	3
Dividend payout ratio	22.91	21.27	8

Period End
Tier 1 risk-based capital ratio	10.30	9.05	14
Total risk-based capital ratio	14.46	13.55	7
Tier 1 leverage ratio	7.65	7.31	5

(1)              The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).

(Released to Business Wire this date)